As filed with the Securities and Exchange Commission on December 22, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE BOEING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	91-0425694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 N. Riverside

Chicago, IL 60606-1596

(Address of principal executive offices, including zip code)

SUPPLEMENTAL BENEFIT PLAN FOR EMPLOYEES OF THE BOEING COMPANY

(Full title of the plans)

MICHAEL F. LOHR

Vice President, Corporate Secretary and Assistant General Counsel

The Boeing Company

100 N. Riverside

Chicago, IL 60606-1596

(312) 544-2000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

STEVEN J. GAVIN

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601-9703

(312) 558-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Deferred Compensation Obligations (1)	$150,000,000	100%	$150,000,000		$5,895
(1)	The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Supplemental Benefit Plan for Employees of The Boeing Company for a select group of eligible employees.
(2)	Estimated solely for the purpose of determining the registration fee.

PART I

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I applicable to the Supplemental Benefit Plan for Employees of The Boeing Company will be delivered by The Boeing Company to the participants in the plan as required by Rule 428(b)(1) under the Securities Act of 1933. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 Part II hereof, taken together, constitute a prospectus for the plan that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on February 15, 2008, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 filed with the Commission on April 23, 2008, July 23, 2008 and October 22, 2008, respectively, and the Registrant’s Current Reports on Form 8-K filed with the Commission on March 18, 2008, April 30, 2008, October 29, 2008, November 20, 2008, and December 16, 2008; and

(c) The description of the Registrant’s Common Stock contained in its Current Report on Form 8-K filed with the Commission on June 30, 2006, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.	DESCRIPTION OF SECURITIES

(a) Common Stock.

Not applicable (the Company’s Common Stock is registered under Section 12 of the Exchange Act).

(b) Deferred Compensation Obligations.

Under the Supplemental Benefit Plan for Employees of The Boeing Company (the “Supplemental Benefit Plan”), participants may defer a portion of their eligible compensation once they have reached certain limits imposed by the Internal Revenue Code under The Boeing Company Voluntary Investment Plan (the “Qualified Plan”). The Company will also make matching allocations to amounts deferred by participants under the Supplemental Benefit Plan equal to a percentage of each participant’s deferrals to the Supplemental Benefit Plan for a plan year. Effective January 1, 2009, for certain participants the Company will be making additional notional contributions that are subject to varying vesting schedules.

The amount of compensation to be deferred by each participant will be as determined in accordance with the Supplemental Benefit Plan based on the election of each participant. Each participant will be fully vested in amounts he or she elects to defer. Amounts deferred by a participant under the Supplemental Benefit Plan will be credited by book entry to such participant’s account. The value of a participant’s account will be based on the amounts deferred and the performance of investment benchmarks selected by the participant under the Supplemental Benefit Plan for purposes of accounting (as if the deferred compensation had been so invested) and not for actual investment. Since no participant deferrals actually will be invested in any investment benchmark fund or security, participants will not have any ownership interest in any investment benchmark fund or security. The Company has the sole discretion to determine the investment benchmarks available under the Supplemental Benefit Plan as the measurement mechanisms to determine the hypothetical gains and losses on amounts deemed invested in accordance with the terms of the Supplemental Benefit Plan.

The Company’s obligations under the Supplemental Benefit Plan (the “Deferred Compensation Obligations”) will be payable, at the participant’s election, in a either a lump sum or installments beginning on the later of (i) the January following the age the participant elects, or (ii) the January following the participant’s separation from service (subject in certain circumstances to a six-month delay due to applicable Treasury Regulations).

The Deferred Compensation Obligations are unsecured general obligations of the Company to pay in the future the value of the deferred compensation accounts adjusted to reflect the hypothetical gains and losses resulting from the performance of the selected investment benchmarks in accordance with the terms of the Supplemental Benefit Plan. The Deferred Compensation Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company’s insolvency. The Deferred Compensation Obligations will be paid in cash, and will be subject to withholding for applicable taxes.

The Deferred Compensation Obligations cannot be assigned, alienated, pledged or encumbered. The Deferred Compensation Obligations are not convertible into, or exchangeable for, any other security, whether of the Company or otherwise.

The Company may amend or terminate the Supplemental Benefit Plan at any time, provided, however, that no such amendment or termination may adversely affect the rights of participants or their beneficiaries with respect to amounts credited to their Supplemental Benefit Plan accounts prior to such amendment or termination without the written consent of the participant, except to the extent required by applicable law.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

The opinion of counsel as to the legality of the securities that may be issued under the Supplemental Benefit Plan is given by Michael F. Lohr, Vice President, Corporate Secretary and Assistant General Counsel for the Registrant and the opinion of counsel as to the Supplemental Benefit Plan’s compliance with the Employee Retirement Income Security Act of 1974, as amended, is given by Bryan H. Baumeister, Vice President & Assistant General Counsel – Labor, Employment and Employee Benefits for the Registrant. Mr. Lohr and Mr. Baumeister each own shares of the Registrant’s Common Stock and Mr. Lohr and Mr. Baumeister are each eligible to participate in the Supplemental Benefit Plan.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with the respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Article VII, Section 4 of the Registrant’s By-Laws provides for indemnification of the Registrant’s directors and officers to the full extent permitted under Delaware law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Eleventh of the Registrant’s Amended and Restated Certificate of Incorporation provides that, to the full extent that Delaware law permits the limitation or elimination of the liability of directors, a director of the Registrant will not be liable to the Registrant or its stockholders for monetary damages for conduct as a director.

Officers and directors of the Registrant are covered by insurance that, with certain exceptions and within certain limitations, indemnifies them against losses and liabilities arising from any alleged “wrongful act,” including any alleged error or misstatement, misleading statement, wrongful act or omission, neglect or breach of duty in their capacities as such.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

Exhibit Number	Description
4.1	Supplemental Benefit Plan for Employees of The Boeing Company

5.1	Opinion of Counsel

5.2	Opinion of Counsel

15.1	Awareness Letter of Deloitte & Touche LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Counsel (included in Exhibits 5.1 and 5.2)

24.1	Power of Attorney (see Signature Page)

Item 9.	UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 22nd day of December 2008.

THE BOEING COMPANY

By:	/s/ James A. Bell
James A. Bell
Executive Vice President, Corporate President and Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints W. James McNerney, Jr. and James A. Bell, or either of them, his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 22nd day of December 2008.

Signature	Title

/s/ W. James McNerney, Jr	Chairman of the Board, President and Chief Executive Officer
W. James McNerney, Jr.	(Principal Executive Officer)

/s/ James A. Bell	Executive Vice President, Corporate President and Chief Financial Officer
James A. Bell	(Principal Financial Officer)

/s/ Harry S. McGee III	Vice President and Corporate Controller
Harry S. McGee III	(Principal Accounting Officer)

/s/ John H. Biggs	Director
John H. Biggs

/s/ John E. Bryson	Director
John E. Bryson

/s/ Arthur D. Collins, Jr.	Director
Arthur D. Collins, Jr.

/s/ Linda Z. Cook	Director
Linda Z. Cook

/s/ William M. Daley	Director
William M. Daley

/s/ Kenneth M. Duberstein	Director
Kenneth M. Duberstein

/s/ John F. McDonnell	Director
John F. McDonnell

/s/ Mike S. Zafirovski	Director
Mike S. Zafirovski

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Supplemental Benefit Plan for Employees of The Boeing Company

5.1	Opinion of Counsel

5.2	Opinion of Counsel

15.1	Awareness Letter of Deloitte & Touche LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Counsel (included in Exhibits 5.1 and 5.2)

24.1	Power of Attorney (see Signature Page)